SMFStreicher Mobile Fueling, Inc.
800 WEST CYPRESS CREEK ROAD, SUITE 580
FORT LAUDERDALE, FLORIDA 33309
                                                                  NEWS RELEASE
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CONTACT:    RICHARD E. GATHRIGHT                      KEVIN MCGRATH
            PRESIDENT AND CHIEF EXECUTIVE OFFICER     CAMERON ASSOCIATES, INC.
            954-308-4200                              212-245-8800


                    STREICHER MOBILE FUELING REPORTS RESULTS
                     FOR THIRD QUARTER ENDED MARCH 31, 2003

FT. LAUDERDALE, FL, MAY 15, 2003 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW), an outsourcing value added refueling and fuel management service for vehicle and equipment fleets, today announced the results for the three and nine months ended March 31, 2003 as follows:

                  (ALL AMOUNTS IN 000'S, EXCEPT PER SHARE DATA)

                                      (Unaudited)           (Unaudited)
                                    3 Months Ended         9 Months Ended
                                    --------------         --------------
                                  3/31/03    3/31/02     3/31/03    3/31/02
                                  -------    -------     -------    -------

    Total Revenues               $ 19,469   $ 14,059    $ 53,834   $ 44,928
    Gross Profit                 $    889   $  1,199    $  3,026   $  3,377
    Operating Loss (Income)      $   (272)  $     95    $   (591)  $      9
    Net Loss                     $   (501)  $   (405)   $ (1,256)  $ (1,226)
    Basic and  Diluted  Loss
      Per Share                  $  (0.07)  $  (0.06)   $  (0.17)  $  (0.24)
    Average Shares Outstanding      7,220      6,719       7,217   $  5,196
    Gallons of Fuel Delivered      11,500     10,800      34,900     38,200


Revenue increased during the current quarter $5.4 million, or 38.5%, compared to the prior year quarter primarily as a result of a 760,000 gallon increase in mobile fueling deliveries to 11.5 million gallons, a 7.0% increase over the prior year quarter, and significantly higher wholesale fuel prices. Total gallons delivered for the nine month period decreased 3.3 million gallons, an 8.6% decrease, compared to the prior year due largely to the elimination of low margin bulk fuel deliveries and non-profitable accounts during the first quarter of the current year.

Gross profit for the current year quarter decreased $310,000, or 25.9%, compared to the prior year quarter primarily as a result of increases in fuel costs to operate the Company's delivery fleet and higher property and liability insurance premiums. Gross profit for the current nine-month period compared to the prior year decreased $351,000, or 10.4%, for essentially the same reasons as the current quarter.

The net loss for the current year quarter increased $96,000, or 23.7%, over the prior year quarter largely as a result of the decrease in gross profit; an increase in selling, general and administrative expense of $57,000, or 5.2%, due to increases in professional services fees; and a decrease in interest expense of $41,000, or 15.0%, due to lower interest rates and a reduction in the outstanding principal balance of long-term equipment debt. The net loss for the prior year quarter included a $241,000 charge for a beneficial conversion of debt to equity which did not

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recur in the current year quarter. The net loss for the nine month period increased $30,000, or 2.4%, over the prior year due to the decrease in gross profit; an increase of $249,000, or 7.4%, in selling, general and administrative expenses; a decrease in interest expense of $346,000, or 33.4%; and the non-recurrence of the beneficial conversion of debt to equity charge.

Richard E. Gathright, Chairman, CEO and President of the Company noted that, "The third quarter of this fiscal year, although not producing positive, bottom-line net income, was a stabilizing period as the per gallon delivered margins held steady and direct operating costs decreased, while the net volume of fuel delivered continued to increase. Our new and reestablished customer development program, as well as our existing customer retention efforts, have continued and the volume of new gallons delivered from the business opportunities identified and closed by our marketing and sales team, together with retained volumes, has increased. The new business closure rate is rapidly improving as fuel prices have been declining since the end of the quarter and following the unprecedented price spike in early 2003. The potential gallons targeted for delivery to prospective new customers has grown as they determine that mobile fueling services are cost effective and create value, and that the superior service program provided by SMF makes it the preferable choice to other fleet fueling alternatives.

Gathright continued, " Our principal investors, lenders, suppliers, customers and employees have been very supportive to the Company during a difficult period when a generally weak economy, the impact of the war in Iraq, volatile conditions in the fuel market and intense competition from marginal service providers attempting to gain market share had to be addressed by SMF management on a daily basis. We are encouraged at our business prospects and believe that SMF, as the leading service provider in the mobile fueling industry, will continue to play a significant role in meeting the fueling requirements of our present and future customers and will achieve the performance expectations of our shareholders."

ABOUT STREICHER MOBILE FUELING, INC.
SMF provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. SMF's specialized truck fleet delivers fuel to customers' locations, refueling vehicles and equipment and/or resupplying storage facilities at competitive service fees and fuel prices. The proprietary SMF electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and providing customers with customized fleet fuel data for management analysis and tax reporting. SMF conducts operations in six states.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the "Certain Factors Affecting Future Operating Results" section of the Company's Form 10-K for the year ended June 30, 2002.

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